MICHIGAN OPEN-END MORTGAGE
THIS IS A FUTURE ADVANCE MORTGAGE

BGM401 (03/17)

Drafted By: Greg J Davis, Esq.
2600 Jenny Wren Trail
Sun Prairie, WI 53590

Return To: Compeer Financial
Attn: Ashley Carroll
1512 W. Reynolds St., Suite D
Pontiac, IL 61764

No(s): 1266804500

TOTAL PRINCIPAL INDEBTEDNESS SECURED BY THIS MORTGAGE SHALL NOT EXCEED $500,000.00

This Mortgage, dated May 01, 2018, is by: Iroquois Valley Farms, LLC, an Illinois limited liability company (after this called "Mortgagor" whether one or more), whose mailing address is: 708 Church St., Ste. 234,Evanston, IL 60201 to Compeer Financial, PCA (after this called "Mortgagee"), a federally chartered corporation whose address is: 2600 Jenny Wren Trail, Sun Prairie, WI 53590.

For valuable consideration, Mortgagor grants, sells, mortgages and warrants to Mortgagee, its successors and assigns, forever, the real estate in the county or counties of Shiawassee, Michigan, described in Exhibit A to this Mortgage, which is by this reference made a part of this Mortgage, together with all the fixtures, tenements, hereditaments and appurtenances belonging or in any way appertaining to this real estate. All of the preceding property and property rights, including the real estate described in Exhibit A, are after this collectively called "the premises."

THIS MORTGAGE SECURES: (a) the repayment of indebtedness in the principal sum of $500,000.00, which Mortgagee has previously or along with this Mortgage advanced or is obligated to advance, evidenced by 1 promissory note(s) or supplementary loan agreement(s) (after this called "promissory note(s)"), as follows

Date of Note(s)	Face Amount(s)	Maturity Date(s)
May 01, 2018	$500,000.00	May 01, 2019

and any other indebtedness payable to Mortgagee evidenced by promissory notes secured by prior liens on the real estate described in Exhibit A, with interest as provided in these documents, which may be variable or fixed and which may be converted from one to the other from time to time at the option of Mortgagor with the consent of Mortgagee, and all extensions, renewals, and modifications thereof; (b) the repayment of all additional advances which Mortgagee may make from time to time to any one or more Mortgagor or to any one or more of the makers of the promissory notes prior to the release of this Mortgage, whether made before or after the maturity of the promissory notes and whether evidenced by the same or other promissory notes given after this Mortgage, and any other future obligations of any one or more Mortgagor or these makers to Mortgagee, whether absolute or contingent, with interest as provided in the promissory notes, which may be variable or fixed as stated above, and all extensions, renewals, and modifications thereof. However, the maximum principal amount secured by this Mortgage, at any one time, exclusive of interest, shall not exceed $500,000.00 in the aggregate. If the unpaid principal amount at any one time exceeds this sum, this Mortgage shall secure that portion of the unpaid principal amount that does not exceed this sum, and interest thereon; (c) notwithstanding the above limitation, the repayment of all other amounts with interest to which Mortgagee may become entitled under this Mortgage; and (d) the performance by Mortgagor of all the warranties, agreements and terms contained in this Mortgage.

By execution of this Mortgage, Mortgagor hereby acknowledges receipt of all of the proceeds of the loan evidenced by the above promissory note or notes.

All principal, interest and other sums or charges payable to Mortgagee and secured by this Mortgage are after this

called the "Indebtedness."

If the Indebtedness is paid to Mortgagee when due and Mortgagor keeps and performs all the warranties, agreements and terms contained in this Mortgage, then this Mortgage shall be void.

MORTGAGOR WARRANTS THAT: (a) Mortgagor has fee simple title to the premises and good right to convey them and (b) except as expressly set forth in this Mortgage, the premises are free from all encumbrances and Mortgagor will warrant and defend title to the premises against all lawful claims.

MORTGAGOR AGREES AS FOLLOWS:

1. **Discharge Liens.** To pay and discharge when due all present and future taxes, assessments, judgments, mortgages and liens on the premises and to perform every obligation imposed upon Mortgagor by the instruments creating these liens.

2. **Insurance.** To keep insured all buildings and improvements now or later located on the premises against loss or damage by fire, wind, flood (if Mortgagee requires), and extended coverage perils, in companies and amounts satisfactory to Mortgagee and to provide on request satisfactory proof of insurance. The insurance policy shall contain a loss payable clause in favor of Mortgagee providing all rights customarily granted under the standard mortgage clause. At Mortgagee's option, insurance proceeds may be applied to the Indebtedness, or be used for reconstruction of the damaged property or be released to Mortgagor for reconstruction. If this Mortgage is foreclosed, Mortgagor's interest in policies shall pass to Mortgagee.

3. **Protective Advances.** If Mortgagor fails to pay taxes, assessments, judgments, mortgages or other liens on the premises or to maintain insurance as required by this Mortgage, Mortgagee may do so.

4. **Pro Rata Payments.** Mortgagee may, at its option, require Mortgagor to pay to Mortgagee, at the same time as each regular installment of principal and interest, an amount equal to a pro rata portion of the taxes, assessments and insurance premiums next to become due, as estimated by Mortgagee.

5. **Protective Actions.** In any collection or foreclosure activities or proceedings, or if Mortgagor fails to perform any agreement or term contained in this Mortgage, or if any proceeding is commenced which affects Mortgagee's interest in the premises (including but not limited to eminent domain, insolvency, bankruptcy code enforcement or probate), Mortgagee may (but is not obligated to) make such appearances, disburse such sums and take such actions as Mortgagee believes are necessary to protect its interest and preserve the value of the premises. This includes, but is not limited to, disbursement of reasonable attorneys' fees, court costs, costs of environmental audits and compliance, costs of appraisals and title evidence, and making repairs and maintenance. Mortgagee may inspect the premises at reasonable times including investigating the environmental condition of the premises and taking soil and water samples.

6. **Additions to Indebtedness.** All amounts incurred or advanced by Mortgagee under paragraph 3 or 5 of this Mortgage shall be due immediately, shall bear interest as provided in the promissory note described in this Mortgage or the promissory note with the latest maturity date if more than one is described, and shall be secured by this Mortgage.

7. **Maintain Premises.** (a) To not remove or permit to be removed any buildings, improvements or fixtures from the premises, (b) to maintain the premises in good repair and condition, (c) to cultivate the premises in good, husbandlike manner, (d) to use the premises for farm purposes (if used for farm purposes on the date of this Mortgage), (e) to not cut or remove wood or timber from the premises except for domestic use, and (f) to neither commit nor permit waste of the premises. If the premises are abandoned or left unoccupied Mortgagee may (but is not obligated to) go upon the premises to protect them against waste, vandalism or other damage without liability for trespass.

8. **Complete Improvements.** To complete in a reasonable time any improvements now or later under construction on the premises.

9. **Use of Loan Proceeds.** The proceeds of the Indebtedness shall be used solely for (a) the purposes specified in the loan application or, (b) other purposes Mortgagee may require or agree to in writing.

10. **Assignment of Rents.** Mortgagor by this Mortgage assigns to Mortgagee to further secure the payment of the Indebtedness the rents, issues and profits of the premises now due or which may later become due. Upon Default under this Mortgage by Mortgagor, Mortgagee: (a) shall immediately and without any further action to enforce its interest have an enforceable and perfected right to receive such rents, issues and profits and (b) may in its sole discretion notify any or all tenants to pay directly to Mortgagee all such rents, issues and profits. This assignment shall be enforceable with or without appointment of a receiver and regardless of Mortgagee's lack of possession of the premises.

11. **Minerals and Eminent Domain.** In this paragraph 11 "minerals" includes but is not limited to oil, gas, coal, lignite, rock, stone, gravel, sand, clay, peat and earth. Mortgagee shall, at its option, receive all sums which may accrue to Mortgagor from eminent domain proceedings or from the sale, lease, development or removal of minerals in and under the premises. These sums shall be applied to the Indebtedness as Mortgagee elects. Nothing in this Mortgage, however, obligates Mortgagee to accept these sums or constitutes consent to the sale, lease, development or removal of minerals, or obligates Mortgagee to receive any payment during foreclosure or a redemption period. If a lawful claimant enters or asserts a right of entry on the premises for the purpose of exploration, development or removal of minerals under reservation or conveyance paramount to this Mortgage, to the exclusion of and without compensation to Mortgagor, then, at the option of Mortgagee, the entire Indebtedness shall become due and payable

12. **Actions Not Affecting Lien or Liability.** Without affecting the priority of the lien of this Mortgage or the liability of Mortgagor or of any other party for the payment of the Indebtedness, Mortgagee may from time to time without notice to Mortgagor: (a) release all or part of the premises from the lien of this Mortgage, (b) extend and defer the maturity of and renew and reamortize all or any part of the Indebtedness, (c) adjust interest rates as provided in the promissory note(s) and (d) release from liability for payment of the Indebtedness one or more parties who are or become liable for its

payment.

13. **Hazardous Substances.** To comply with all federal, state and local laws and the recommendations of all courts and government agencies concerning the generation, use, discharge, release, storage and disposal of hazardous substances, petroleum products, farm chemicals and general waste on the premises. Mortgagor warrants that no hazardous substances have previously been discharged, released, stored or disposed of on the premises and will take all remedial action necessary to remove any hazardous substance found on the premises during the term of this Mortgage or after default by Mortgagor. Mortgagor will indemnify Mortgagee, its directors, officers, employees and agents against all claims and losses, including court costs and attorneys' fees, arising directly or indirectly out of Mortgagor's failure to comply with this paragraph. This warranty and indemnity shall survive termination of this Mortgage.

14. **Events of Default.** Each of the following constitutes a default of this Mortgage by Mortgagor (Default): (a) failure to pay when due any part of the Indebtedness; (b) failure to perform or observe any warranty, agreement or term contained in this Mortgage or in any promissory note(s) evidencing the Indebtedness or in any related loan agreement(s); (c) the appointment of a receiver, receiver pendente lite or liquidator, whether voluntary or involuntary, for any Mortgagor or for any of the property of any Mortgagor; (d) the commencement of any proceeding by or against any Mortgagor under the provisions of any bankruptcy or insolvency laws; (e) the making by any Mortgagor of an assignment for the benefit of creditors; (f) the sale or transfer without Mortgagee's prior written consent of all, any part of, or any interest in, the premises or any beneficial interest in a land trust holding title to the premises by Mortgagor or any party having a beneficial interest in the land trust; (g) the transfer without Mortgagee's prior written consent of stock in a corporation holding title to all or any part of the premises by any stockholder of such corporation, if the result is that a majority of shares of the stock is owned by any parties who are not stockholders at the date of this Mortgage.

15. **Remedies on Default.** Mortgagee may do any one or more of the following if a Default occurs under paragraph 14: (a) The entire Indebtedness may become immediately due without notice and bear interest as provided in the promissory note(s) evidencing the Indebtedness and Mortgagee may collect this amount in a suit at law or by foreclosure of this Mortgage (judicially or by power of sale) or both; (b) Sell the premises at public auction and execute to the purchaser(s), deeds of conveyance in accordance with the statutes; (c) At any sale held pursuant to this power of sale or pursuant to a court decree all of the premises may be sold as one parcel and any law to the contrary is waived by Mortgagor; (d) Mortgagee may retain out of the sale proceeds amounts due Mortgagee under this Mortgage, the costs of the sale, and attorneys' fees in a reasonable amount; (e) In any foreclosure action or other proceeding the court may appoint a receiver and receiver pendente lite for the premises with the usual powers provided by statute, and Mortgagor hereby consents to the appointment; (f) If there is any security other than this Mortgage for the Indebtedness, then Mortgagee may proceed upon this and the other security either concurrently or separately in any order it chooses; (g) If this Mortgage secures multiple promissory notes, Mortgagee may apply foreclosure sale proceeds to the notes in the order and amounts it elects.

16. **Tax Refunds.** Mortgagor gives Mortgagee a security interest in all existing and future tax refunds for the premises under the Michigan Farmland and Open Space Preservation Act to secure the payment of all property taxes and associated interest, penalties and fees on the premises. Mortgagor agrees to execute and deliver any documents requested by Mortgagee to evidence and perfect this security interest.

17. **Land Contracts.** Mortgagor agrees to perform all obligations and timely make all payments required under any existing or future land contracts on all or any part of the premises. If Mortgagor defaults in any such land contract, Mortgagee on behalf of Mortgagor, may pay all amounts owing and remedy any default under the contract. All amounts paid and expenses incurred by Mortgagee in doing so shall be added to the Indebtedness.

18. **Cumulative Rights.** All rights and remedies of Mortgagee in this Mortgage are cumulative and are in addition to other rights and remedies given in this Mortgage or provided by law.

19. **Waiver.** The failure or delay of Mortgagee to exercise any right is not a waiver of that right.

20. **Successors.** This Mortgage shall bind and benefit the parties to this Mortgage and their respective heirs, executors, administrators, successors and assigns.

21. **Waiver of State Rights.** Mortgagor waives and relinquishes all rights given by the homestead and exemption laws of the State of Michigan.

An electronic reproduction of this fully-executed document shall be as valid as the original.

Iroquois Valley Farms LLC, an Illinois limited liability company

By: Kevin Egolf

Kevin Egolf, Chief Financial Officer

STATE OF Rhode Island)
) ss. **(Limited Liability Company)**
COUNTY OF Providence)

On April 23, 2018, before me personally appeared: Kevin Egolf, to me known to be the person(s) described in and who executed the foregoing instrument as Chief Financial Officer of Iroquois Valley Farms LLC, an Illinois limited liability company, and acknowledged the same as the free act and deed of the company.

____

Charles Blackman, Notary Public

Providence County, Rhode Island

My Commission Expires 9/27/2020

Exhibit A
Legal Description

Parcel 1

A portion of the Northeast 1/4 of the Northeast 1/4 and the Northwest 1/4 of the Northeast 1/4 of Section 34, T6N, R3E, Shiawassee Township, Shiawassee County, Michigan, described as Commence at the Northeast corner of Section 34, T6N, R3E, Shiawassee Township, Shiawassee County, Michigan and run West along the North line of Section 34 a distance of 660.0 feet, more or less to the point of beginning. From said point of beginning deflect left and run South parallel with the East line of Section 34 a distance of 1,320.0 feet, more or less; thence deflect right and run West along the South line of the Northeast 1/4 of the Northeast 1/4 and the Northwest 1/4 of the Northeast 1/4 a distance of 1,700.00 feet, more or less; thence deflect right and run North parallel with the West line of the Northwest 1/4 of the Northeast 1/4 a distance of 1,320.0 feet, more or less, to a point on the North line of the Northwest 1/4 of the Northeast 1/4; thence deflect right and run East along the North line of the Northwest 1/4 of the Northeast 1/4 and the Northeast 1/4 of the Northeast 1/4, Section 34 a distance of 1,700.00 feet, more or less to the point of beginning.

Being subject to and together with an access easement 66.0 feet in width along the North side and 33.0 feet along the East side of the property.

ALSO Subject to and together with the Easement for ingress and egress and its terms as described in Liber 856, Page 568, lying and being in Shiawassee County, Michigan

NOW BY SURVEY, MORE PRECISELY DESCRIBED AS:

Part of the Northeast 1/4 of the Northeast 1/4 and part of the Northwest 1/4 of the Northeast 1/4 of Section 34, T6N, R3E, Shiawassee Township, Shiawassee County, Michigan, described as beginning at a point that is North 89°29'11" West on the North line of said Section 34 a distance of 660.00 feet from the Northeast corner of said Section 34; thence South 00°53'54" West 1326.16 feet to the East and West 1/8 line in the Northeast 1/4 of said Section 34; thence North 89°11'48" West on said East and West 1/8 line a distance of 1713.64 feet; thence North 01°03'54" East 1317.53 feet to the North line of said Section 34; thence South 89°29'11" East on said North line a distance of 1709.85 feet to the point of beginning

PARCEL 2

That certain parcel of land within the West 1/2 of Section 27, T6N, R3E, Shiawassee Township, Shiawassee County, Michigan, described as: Commencing at the 1/4 corner at the Southeast corner of said tract as the point of beginning; thence Westerly along the Section line 2,065 feet, more or less to a point that is 575 feet Easterly of the Section corner at the Southwest corner of said tract; thence Northerly 2,640 feet, more or less, to the East-West 1/4 line of said Section; thence Westerly along said line 575 feet to the 1/4 corner; thence Northerly along the Section line 1,047 feet, more or less, to the Southeasterly right of way line of Interstate Highway I-69 as now located; thence Northeasterly along said line 2,827 feet, more or less, to the North and South 1/4 line of said Section; thence Southerly along said line 2,397 feet, more or less, to a point that is 2,175 feet Northerly of the Southeast corner of said tract; thence Westerly at right angles to said line 1,350 feet; thence Southerly parallel with said line 840 feet; thence Easterly at right angles to said line 1,350 feet to the North-South 1/4 line; thence Southerly along said line 1,335 feet along said line to the point of beginning

AND ALSO

Part of the Southwest 1/4 of Section Section 27, T6N, R3E, Shiawassee Township, Shiawassee County, Michigan, described as beginning at a point on the North-South 1/4 line, which is North 00°47'43" East along said 1/4 line, 1335.00 feet from the South 1/4 corner of said Section 27; thence North 89°12'17" West at right angles to said 1/4 line, 1350.00 feet; thence North 00°47'43" East parallel with said 1/4 line, 840.00 feet; thence South 89°12'17" East, 1,350.00 feet to a point on said 1/4 line; thence South 00°47'43" West along said 1/4 line, 840.00 feet to the point of beginning.

EXCEPT Part of the Southwest 1/4 of Section 27, T6N, R3E, Shiawassee Township, Shiawassee County, Michigan, described as beginning at a point that is North 00°47'43" East on the North and South 1/4 line of said Section 27, a distance of 1295.00 feet and North 89°12'17" West 66.00 feet from the South 1/4 corner of said Section 27; thence continuing North 89°12'17" West 2004.58 feet to the East line of the West 575.00 feet of the Southwest 1/4 of said Section 27; thence North 00°54'58" East on said East line a distance of 1083.44 feet to the centerline of a drainage ditch; thence North 89°28'28" East on said centerline a distance of 718.49 feet; thence South 00°47'43" West 220.00 feet; thence South 89°12'17" East 1284.00 feet; thence South 00°47'43" West 880.00 feet to the point of beginning.

Subject to an easement for ingress and egress over and upon Southerly 33 feet thereof.

ALSO Subject to and together with the Easement for ingress and egress and its terms as described in Liber 856, Page 568, lying and being in Shiawassee County, Michigan

NOW BY SURVEY, MORE PRECISELY DESCRIBED AS:

Part of the West 1/2 of Section 27, T6N, R3E, Shiawassee Township, Shiawassee County, Michigan, described as beginning at the South 1/4 corner of said Section 27; thence North 89°19'32" West on the South line of said Section 27 a distance of 2073.12 feet; thence North 00°54'58" East 1299.36 feet; thence South 89°12'17" East 2004.58 feet; thence North 00°47'43" East 880.00 feet; thence North 89°12'17" West 1284.00 feet; thence North 00°47'43" East 220.00 feet; thence South 89°28'28" West 718.49 feet; thence North 00°54'58" East 306.57 feet; thence North 89°01'41" West 575.00 to the West 1/4 corner of said Section 27; thence North 00°35'21" East on said West line of said Section 27 a distance of of 1032.83 feet to the Southerly right-of-way line of Interstate Highway I-69; thence on said Southerly right-of-way line on a curve to the right having a central angle of 5°36'40", a radius of 11309.16 feet and a chord bearing and distance of North 62°56'34" East 1107.09 feet; thence North 66°03'38" East on said Southerly right-of-way line a distance of 818.62 feet; thence North 68°59'54" East on said Southerly right-of-way line a distance of 464.91 feet; thence on said Southerly right-of-way line on a curve to the right having a central angle of 26°08'05", a radius of 1070.92 feet and a chord bearing and distance of North 82°03'57" East 484.26 feet; thence South 84°52'01" East 19.93 feet to the North and South 1/4 line of said Section 27; thence South 00°48'02" West on said North and South 1/4 line a distance of 4840.62 feet to the point of beginning

Tax Parcel No: 011-34-200-001-01, as to Parcel 1
Tax Parcel No: 011-27-100-001-02, as to Parcel 2